AGREEMENT
between

TALLY-HO VENTURES, INC.,
a California corporation
(“THOV CA”)

and

TALLY-HO VENTURES, INC.,
a Delaware corporation
(“THOV DE”)

WHEREAS, THOV CA desires to purchase the website of THOV DE, all content thereon, as well as the logo, and any and all trademarks, service marks, and/or any and all other copyrighted material currently owned or controlled by THOV DE; and

WHEREAS, THOV DE desires to sell its website, all content thereon, as well as the logo, and any and all trademarks, service marks, and/or any and all other copyrighted material which it currently owns or controls, to THOV CA; now, therefore IT IS AGREED:

1.)	Payment and property. THOV CA, for the purchase price of U.S.$200.00, hereby acknowledged by both parties as paid in full, shall receive, take over, be assigned and otherwise have control and ownership over the following property, currently controlled and/or owned by THOV DE:

a.	The internet domain name www.tallyhoventures.com;

b.	The URL address http://www.tallyhoventures.com and all URL addresses beginning with http://www.tallyhoventures.com (collectively known as the “website”);

c.	All content and any other intellectual property — including the copyrights, trademarks, service marks and/or any other legal, common law or statutory rights to the content — located on, available through or appearing on the website;

d.	All content and any other intellectual property — including the copyrights, trademarks, service marks and/or any other legal, common law or statutory rights to the content — which had ever, throughout time, been located on, available through or appearing on the website;

e.	The logo and any related fonts, images or styles, of THOV DE, including but not limited to the horse and rider image and the marquee logo style of corporate title, as well as all copyrights, trademarks, service marks and/or any other legal, common law or statutory rights attached to the logo, fonts, images or styles of THOV DE;

f.	All other written content, artistic creation, artwork, distinguishing marks, and intellectual property — whether or not it appears or has ever appeared on the website — which was ever created for THOV DE, or in any other way is under the control, administration, aegis or purview of THOV DE or any of its endeavors, as well as all copyrights, trademarks, service marks and/or any other legal, common law or statutory rights attached thereto.

2.)	Responsibility for property; forfeiture of property. THOV DE absolves itself of any responsibility or liability for the maintenance of the website, including but not limited to monthly hosting and server fees, any domain name re-registration, and any payments to any web designer or “webmaster” or similar person or entity for any work done which was commissioned after the effective date of this Agreement. Both parties agree that THOV CA shall be responsible and liable, beginning upon the effective date of this Agreement, for all expenses, including but not limited to the hosting, server, domain name, and web designer or webmaster services mentioned in this paragraph, beginning or commissioned on the effective date.

THOV CA specifically agrees to change the credit card number given to any vendor related to the website from the credit card number of THOV DE to that of THOV CA.

THOV DE’s relinquishing of its fiduciary responsibility and/or liability over the maintenance of the website such as through non-payment of its monthly hosting and web server fees, shall alone constitute forfeiture of all property listed in paragraph 1. Specifically, THOV DE does hereby allow and encourage, pursuant to the terms of this Agreement, THOV CA to change the credit card information as described in the intra-paragraph above and in paragraph 8. below, and does relinquish its fiduciary responsibility immediately therefore and does therefore constitute fofeiture of all property listed in paragraph 1.

3.)	Common Law. Both parties are aware that THOV CA is currently a suspended corporation in the state of California, which may have implications with respect to the ability of this Agreement to be binding; therefore, this Agreement is made pursuant to common law as well as any other relevant and applicable legal or statutory language, and is binding upon both parties, and their current and future officers, directors and shareholders, as if THOV CA were in good standing in the state of California.

If at any time THOV DE questions the ability of this Agreement to be binding due to the suspended status of THOV CA, THOV DE must notify THOV CA of such in writing and allow THOV CA 30 days to retroactively bind all agreements, through the standard process developed by the California Secretary of State which retroactively certifies as binding all agreements entered into by suspended California corporations.

4.)	Arbitration. Both parties agree to enter into arbitration in the state of California to settle any differences resulting from this Agreement. Both parties also agree that in any arbitration proceeding, a representative of each of the two respective companies, which may only be the President of the respective company along with any counsel, must be physically present in the state of California during any arbitration hearing.

5.)	Severance. Any paragraph or portion thereof of this Agreement which is held invalid will not affect any other paragraph or portion thereof of this Agreement, and will remain in full force and effect.

6.)	Notice. If notice is to be given pursuant to this Agreement, the names and addresses are as follows:

        If to THOV CA:

        Tally-Ho Ventures, Inc.
        c/o Tal Kapelner
        506 West Broadway Avenue #113
        Glendale, CA 91204

        If to THOV DE:

        Tally-Ho Ventures, Inc.
        c/o Tal L. Kapelner
        518 Oak Street #2
        Glendale, CA 91204

7.)	Titles. The titles to the numbered paragraphs in this Agreement hold no legal import and exist for reference purposes only.

8.)	Effective Date/Time. The effective date and time of this Agreement shall be May 6, 2005 at 1:00 p.m. PDT.

THOV CA may change the credit card information on file for any vendors any time between today, May 6, 2005, and May 31, 2005.

9.)	Intellectual Property. This Agreement does not in any way endorse the idea that THOV DE was ever the legal owner of any intellectual property created by Tal Kapelner; only that, if it should ever be determined that THOV DE ever did own any intellectual property created by Tal Kapelner, that it now has been relinquished, sold, delivered and all other ways given up by THOV DE to THOV CA.

WITNESS WHEREFORE, the signatures of the representatives of both parties, this 6th day of May, 2005.

For THOV CA:

/s/ Tal L. Kapelner
Tal L. Kapelner
President
TALLY-HO VENTURES, INC., a California corporation

For THOV DE:

/s/ Tal L Kapelner
Tal L. Kapelner
President
TALLY-HO VENTURES, INC., a Delaware corporation